Exhibit 99.1

Inergy Midstream, L.P. Acquires US Salt from Inergy, L.P.

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Provides Immediate Accretion and Secures Gas

and NGL Storage Development Opportunities

Kansas City, MO (May 14, 2012) – Inergy Midstream, L.P. (NYSE:NRGM) (NRGM) announced today that it has acquired 100% of the membership interests in US Salt, LLC (US Salt) from Inergy, L.P. (NYSE:NRGY) (NRGY) for total consideration of $192.5 million. The transaction is expected to be immediately accretive to NRGM unitholders on a distributable cash flow per unit basis.

“The acquisition of US Salt represents the first drop down transaction for NRGM and complements our existing natural gas and NGL storage and transportation platform nicely. This transaction demonstrates our commitment to growing NRGM’s distributable cash flow and delivering on the growth expectations for the company,” said John Sherman, President and CEO of NRGM.

US Salt, located on the shores of Seneca Lake outside of Watkins Glen, New York, is one of five major solution mined salt manufacturers in the United States, producing evaporated salt products for food, industrial, pharmaceutical, and water conditioning uses. The US Salt operations are complementary to NRGM’s existing midstream energy storage platform. The solution mining process used by US Salt creates salt caverns that can be developed into usable natural gas and natural gas liquids (NGL) storage capacity. US Salt has approximately 10 bcf of available cavern space that can potentially be developed into additional natural gas storage capacity.

Bill Moler, Senior Vice President and COO of NRGM added, “US Salt is characterized by very stable cash flows and adds substantial growth opportunities to our gas and NGL storage business at NRGM.”

The consideration of $192.5 million consists of $182.5 million of cash, which will be drawn on NRGM’s revolving credit facility, and $10 million of NRGM common units issued directly to NRGY. On April 16, 2012, NRGM exercised a $100 million accordion expansion of its revolving credit facility, increasing the total borrowing capacity to $600 million. Terms of the transaction were unanimously approved by the Board of Directors of NRGM’s general partner based upon the recommendation of its Conflicts Committee.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream owns and operates natural gas storage facilities with aggregate working gas capacity of 41 bcf, natural gas liquids storage facilities with capacity of 1.5 million barrels, and natural gas pipelines with 355 MMcf/d of transportation capacity in New York and Pennsylvania. Inergy Midstream, L.P. is a subsidiary of Inergy, L.P.

About Inergy, L.P.

Inergy, L.P., also headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the transaction is immediately accretive to distributable cash flow per unit and the available 10 bcf of cavern space can potentially be developed into additional natural gas storage capacity. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the demand for high deliverability natural gas storage capacity in the Northeast; the general level of petroleum product demand and the availability of natural gas and the price of natural gas to the consumer compared to the price of alternative and competing fuels; our ability to successfully implement our business plan with respect to our continued expansion of our midstream operations; our ability to generate available cash for distribution to unitholders; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices, and additional information about Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.Inergylp.com. For more information, contact Mike Campbell in Inergy Midstream’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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